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                                  EXHIBIT 4.5

                                   BELDEN INC.
                        NON-EMPLOYEE DIRECTOR STOCK PLAN


1.       Purpose of Plan.

         The purpose of this Belden Inc. Non-Employee Director Stock Plan (as it may be amended from time to time, the "Plan") is to promote the long-term financial interests of the Company and its subsidiaries by:

         (a) providing an incentive for certain members of the Board of Directors who are not employees of the Company or any of its subsidiaries to maximize the long-term value of the Common Stock and otherwise act in the best interest of the Company's stockholders;

         (b) providing such non-employee directors with the opportunity to acquire a greater stake in the future of the Company and its subsidiaries through stock ownership; and

         (c) attracting and retaining highly qualified non-employee directors who will contribute in exceptional ways to the long-term financial success of the Company and its subsidiaries.

2.       Definitions.

         The following words and phrases have the respective meanings indicated below unless a different meaning is plainly implied by the context.

         (a) "Administrative Committee" means any committee of management employees which, pursuant to Section 4, has been appointed by the Board Committee.

         (b) "Award" means a grant of Common Stock made pursuant to this Plan.

         (c)     "Award Date" means a date on which an Award is made.

         (d) "Board of Directors" means the Board of Directors of the Company.

         (e) "Board Committee" means the Compensation Committee or other committee of the Board of Directors which, pursuant to Section 3, has authority to administer the Plan.

         (f) "Common Stock" means the Common Stock, par value $0.01 per share, of the Company.

         (g) "Company" means Belden Inc., a Delaware corporation, and its successors.
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         (h)     "Eligible Director" means any present or future member of
                 the Board of Directors who, on an Award Date, (i) is a member of the Board of Directors, and (ii) is a Non- Employee Director of the Company.

         (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (j) "Non-Employee Director" is as defined in Rule 16b-3(b)(3) of the Exchange Act issued on May 31, 1996.

         (k) "Participant" means an Eligible Director who has been granted an Award.

         (l)     "Plan" is as defined in paragraph 1 above.

3.       Administration of Plan.

         (a) The Plan shall be administered by the Board of Directors or, if the Board of Directors shall so designate (which designation may be revoked in the Board of Directors' discretion), by a committee of the Board of Directors that shall be comprised of not fewer than two directors. A majority of the Board Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or actions approved in writing by all members of the Board Committee, shall constitute the acts of the Board Committee.

         (b) The Board Committee shall not have authority or discretion to determine (i) the Eligible Directors to receive Awards hereunder, (ii) the Award Dates, or (iii) the number of shares comprising any Award. All such matters are fixed and determinable according to the provisions of the Plan.

         (c) The Board Committee shall have full authority and discretion to adopt rules and regulations to carry out the purposes and provisions of the Plan. The Board Committee's interpretation and construction of any provision of the Plan shall be binding and conclusive, unless otherwise determined by the Board of Directors.

4.       Appointment of Administrative Committee.

         (a) The Board Committee may appoint a committee of management employees of the Company (which appointment may be revoked in the Board Committee's discretion) to:

                 (i) construe the Plan and make equitable adjustments for any mistakes, omissions or errors made in the administration of the Plan;

                 (ii) adopt such rules and regulations as may be deemed reasonably necessary for the proper and efficient administration of the Plan consistent with its purposes;

                 (iii) enforce the Plan in accordance with its terms and with the rules and regulations adopted for the Plan; and

                 (iv) do all other acts which in the Administrative Committee's reasonable judgment are necessary or desirable for the proper and advantageous administration of the Plan consistent with the Plan's purposes.

         (b) The Administrative Committee shall not have authority or discretion over matters described in Section 3(b).

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5.       Shares Subject to Plan.

         Subject to adjustment as provided in Section 10, the aggregate number of shares available for grant as Awards under the Plan is 20,000 shares of Common Stock, which may be treasury shares, reacquired shares or authorized and unissued shares, or any combination thereof.

6.       Grant Formula.

         Each Eligible Director shall receive an Award of 200 shares of Common Stock on each Award Date. An Award of 200 shares of Common Stock will be made to each Eligible Director (i) initially as of September 3, 1996 and (ii) thereafter on the date following the Company's annual meeting of stockholders each year, or if such date falls on a non-business day, then on the first business day following such date, for the ten year duration of the Plan.

7.       Holding Period.

         No share of Common Stock received as an Award under this Plan shall be sold for a period of six months commencing on the Award Date on which such Common Stock was granted. After such six month period, any share of Common Stock received as an Award on such Award Date under this Plan shall be freely and fully alienable by the recipient of such Award.

8.       Rights with respect to Common Shares and Other Securities.

         Unless otherwise determined by the Board Committee in its discretion, a Participant to whom an award has been made shall have, after issuance of a certificate for the number of shares of Common Stock awarded, ownership of such shares of Common Stock, including the right to vote the same and to receive dividends or other distributions made or paid with respect to such Common Stock, subject, however, to the options, restrictions and limitations imposed thereon pursuant to the Plan.

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9.       Nonalienation of Benefits.

         No rights or benefits under the Plan (other than, subject to restrictions on resale, the Common Stock received under the Plan) shall be subject to anticipation, alienation, sale, assignment, pledge, bequeath, encumbrance or charge and any attempt to anticipate, alienate, sell, assign, pledge, bequeath, encumber or charge the same shall be void. No right or benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such right or benefit except such claims as may be made by the Company or any subsidiary. If any participant or beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, bequeath, encumber or charge any right or benefit under the Plan (other than, subject to restrictions on resale, the Common Stock received under the Plan), such right or benefit shall, in the sole discretion of the Board of Directors (or of the Board Committee or Administrative Committee acting on behalf of the Board of Directors), cease.

10.      Adjustment in Number of Shares.

         In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by the Company of all of its assets, any distribution to stockholders other than a normal cash dividend,or other extraordinary or unusual event, if the Board of Directors (or Board Committee acting on behalf of the Board of Directors) shall determine, in its discretion, that such change equitably requires an adjustment in the number of shares of Common Stock available under this Plan, such adjustment may be made by the Board of Directors (or Board Committee) and shall be final, conclusive and binding for all purposes of the Plan.

11.      Amendment.

         The Board of Directors may amend the Plan at any time.

12.      Discontinuance.

         The Board of Directors may terminate the Plan at any time.

13.      Effective Date of Plan.

         The effective date of the Plan shall be August 15, 1996, and the Plan shall terminate on August 15, 2006 (or on such earlier date as the Board of Directors may determine.)
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